EXHIBIT 10.2

AMENDED AND RESTATED

EXECUTIVE LONG-TERM COMPENSATION AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE LONG-TERM COMPENSATION AGREEMENT (the “Agreement”) is entered into and effective this 15th day of January 2008, by and between CARNIVAL CORPORATION (“Carnival”) with its principal place of business located at 3655 N.W. 87th Avenue, Miami, Florida 33178, and MICKY ARISON (the “Individual”).

R E C I T A L S

WHEREAS, the Individual is currently employed as the Chairman and Chief Executive Officer of Carnival;

WHEREAS, Carnival wishes to provide long-term incentive and reward to the Individual for the continuation of his full-time employment with Carnival, in addition to the Individual’s annual compensation consisting of a base salary and annual bonus; and

WHEREAS, the Individual desires to continue in the employ of Carnival until his retirement in consideration for Carnival’s payment of compensation for his services during the period prior to retirement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Carnival shall continue to employ the Individual as Chairman and Chief Executive Officer and the Individual shall continue to serve Carnival in such executive capacity until such employment is terminated by either party.

2.             Subject to the provisions of this Agreement and pursuant to the terms of the Carnival Corporation 2002 Stock Plan or any successor plan adopted by Carnival, Carnival shall pay the Individual as long-term compensation, beginning in February 2008 and continuing during the term of his employment with Carnival. Such payment shall occur in February of each year, or at such time when the Compensation Committee issues equity based awards to the Carnival’s other employees (commencing effective February of 2008)(the “Grant Date”) and shall consist of 84,000 restricted shares of Carnival Corporation common stock (“Restricted Stock Benefit”). Except as otherwise provided in Section 3 hereof, the Restricted Stock Benefit shall vest on the third anniversary of the Grant Date.

The full terms of such Restricted Stock Benefit shall be as more particularly set forth in one or more Restricted Stock Agreement(s) to be entered into annually substantially in the form attached hereto as Exhibit A.

3.             Notwithstanding anything herein to the contrary, no payment of any Restricted Stock Benefit shall be made, and all unvested Restricted Stock Benefit issued hereunder and all rights under the Agreement shall be forfeited, if any of the following events shall occur:

(A)

The Individual’s employment with Carnival is terminated for cause. For purposes of this Agreement, “for cause” shall be defined as any action or inaction by the Individual which constitutes fraud, embezzlement, misappropriation, dishonesty, breach of trust, a felony or moral turpitude, as determined by its Board of Directors;

(B)

The Individual voluntarily terminates his employment with Carnival prior to attaining sixty (60) years of age unless such voluntary termination is directly related to the Individual being diagnosed with a terminal medical condition;

(C)

The Individual shall engage in competition, as more particularly described in Section 6 hereof, either (i) during the term of his employment with Carnival; (ii) following the Individual’s voluntary termination of his employment with Carnival; or (iii) following Carnival’s termination of the Individual’s employment with Carnival either for cause, as defined in (A) above, or other than for cause; or

(D)	The Individual violates the nondisclosure provisions set forth in Section 7 hereof.

In the event the Individual voluntarily terminates his employment either (a) following attaining the age of sixty (60) or (b) prior to attaining the age of sixty (60) as a direct result of the Individual being diagnosed with a terminal medical condition, then all unvested Restricted Stock Benefit previously granted hereunder will not be forfeited by the Individual and will continue to vest as scheduled, unless and until the Individual engages in competition in violation of Section 6 hereof or violates the nondisclosure provisions set forth in Section 7 hereof.

In the event Carnival terminates the Individual’s employment with Carnival for a reason other than for cause, as defined in Section 3(A) above, then, unless and until the Individual engages in competition in violation of Section 6 hereof or violates the nondisclosure provisions set forth in Section 7 hereof, each annual grant of the Restricted Stock Benefit shall vest and shall continue to vest in accordance with the alternative vesting schedule set forth on Exhibit B (“Alternative Vesting Schedule I”).

In the event the Individual voluntarily terminates his employment with Carnival within 14 days of his receipt of notice that Carnival’s Board of Directors or appropriate committee of the Board, has determined that the Individual’s annual grant of the Restricted Stock Benefit will be reduced by more than 25% in any one year, then (i) each annual grant of the Restricted Stock Benefit shall be subject to the alternative vesting schedule set forth on Exhibit C (“Alternative Vesting Schedule”); and (ii) all Restricted Stock Benefit issued hereunder, after application of Alternative Vesting Schedule II, and all rights under this Agreement shall be forfeited.

Notwithstanding the foregoing, this paragraph of Section 3 shall be null and void once the Individual attains the age of sixty (60).

4.	Intentionally Deleted.

5.             Each annual grant of Restricted Stock Benefit is contingent on the Individual’s satisfactory performance of his duties as determined by Carnival’s Board of Directors or appropriate committee of the Board.

6.             The services of the Individual are unique, extraordinary and essential to the business of Carnival, particularly in view of the Individual’s access to Carnival’s confidential information and trade secrets. Accordingly, in consideration of the Restricted Stock Benefit payable hereunder, the Individual agrees that he will not, without the prior written approval of the Board of Directors, at anytime during the term of his employment with Carnival and (except as provided below) for five (5) years following the date on which the Individual’s employment with Carnival terminates, directly or indirectly, within the United States or its territories, engage in any business activity directly or indirectly competitive with the business of Carnival, or its subsidiaries or divisions, or serve as an officer, director, owner, consultant, or employee of any organization then in competition with Carnival or any of its subsidiaries or divisions. In addition, the Individual agrees that during such five (5) year period following his employment with Carnival, he will not solicit, either directly or indirectly, any employee of Carnival, its subsidiaries or division, who was such at the time of the Individual’s separation from employment hereunder. In the event that the provisions of this Section 6 should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitations permitted by applicable law.

Notwithstanding the foregoing, the provisions of this Section 6 shall be null and void if, prior to attaining the age of sixty (60), the Individual voluntarily terminates his employment with Carnival within 14 days of his receipt of notice that Carnival’s Board of Directors or appropriate committee of the Board, has determined that the Individual’s annual grant of the Restricted Stock Benefit will be reduced by more than 25% in any one year.

7.             The Individual expressly agrees and understands that Carnival owns and/or controls information and material which is not generally available to third parties and which Carnival considers confidential, including, without limitation, methods, products, processes, customer lists, trade secrets and other information applicable to its business and that it may from time to time acquire, improve or produce additional methods, products, processes, customers lists, trade secrets and other information (collectively, the “Confidential Information”). The Individual hereby acknowledges that each element of the Confidential Information constitutes a unique and valuable asset of Carnival, and that certain items of the Confidential Information have been acquired from third parties upon the express condition that such items would not be disclosed to Carnival and its officers and agents other than in the ordinary course of business. The Individual hereby acknowledges that disclosure of Carnival’s Confidential Information to and/or use by anyone other than in Carnival’s ordinary course of business would result in irreparable and continuing damage to Carnival. Accordingly, the Individual agrees to hold the Confidential Information in the strictest secrecy, and covenants that, during the term of his employment with Carnival or at any time thereafter, he will not, without the prior written consent of the Board of Directors, directly or indirectly, allow any element of the Confidential Information to be disclosed, published or used, nor permit the Confidential Information to be discussed, published or used, either by himself or by any third parties, except in effecting Individual’s duties for Carnival in the ordinary course of business. The Individual agrees to keep all such records in connection with the Individual’s employment as Carnival may direct, and all such records shall be the sole and absolute property of Carnival. The Individual further agrees that, within five (5) days of Carnival’s request, he shall surrender to Carnival any and all documents, memoranda, books, papers, letters, price lists, notebooks, reports, logbooks, code books, salesmen records, customer lists, activity reports, video or audio recordings, computer programs and any and all other data and information and any and all copies thereof relating to Carnival’s business or any Confidential Information.

8.             Except as otherwise provided in Section 6 hereof, the restrictive covenants contained in Sections 6 and 7 herein shall survive the termination or expiration of this Agreement and any termination of the Individual’s employment.

9.             Nothing herein shall be construed as conferring upon the Individual the right to continue in the employ of Carnival as an executive or in any other capacity.

10.           The Restricted Stock Benefit payable under this Agreement shall not be deemed salary or other compensation to the Individual for the purpose of computing benefits to which such Individual may be entitled under any pension or profit sharing plan or other arrangement of Carnival for the benefit of its employees.

11.           The Compensation Committee of Carnival’s Board of Directors shall have the full power and authority to interpret, construe and administer this Agreement. No officer or director of Carnival shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement unless such action or omission is attributable to his own willful misconduct or lack of good faith.

12.           This Agreement shall not be, nor shall it be construed to constitute an employment agreement between the Individual and Carnival.

13.           This Agreement shall be governed by, and shall be construed and interpreted in accordance with, the laws of the State of Florida and the parties agree to submit to the jurisdiction of the United States District Court for the Southern District of Florida for the resolution of any disputes arising under this Agreement.

14.           In the event that any party to this Agreement institutes suit against the other party to this Agreement to enforce any of its rights hereunder, the “prevailing party” in such action shall be entitled to recover from the other party all reasonable costs incurred in pursuing such action, including reasonable attorneys’ fees. For purposes of this Agreement, “prevailing party”

shall mean the party recovering judgment in the case and not being liable on any counterclaim brought in the case.

15.           This Agreement constitutes the entire agreement between Carnival and the Individual with respect to the long-term compensation of the Individual as described herein and supersedes all prior negotiations, agreements, understandings and arrangements, both oral and written, between Carnival and the Individual with respect to such subject matter. In the event of a conflict between this Agreement and the Carnival Corporation 2002 Stock Plan or any successor plan adopted by Carnival, the terms of this Agreement shall control. This Agreement may not be modified in any way, except by a written instrument executed by each of Carnival and the Individual.

16.           This Agreement shall be for the benefit of, and shall be binding upon, each of Carnival and the Individual and their respective heirs, personal representatives, legal representatives, successors and assigns.

17.           The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law. In the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, then, in any such event, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

18.           The waiver by either party of a breach or violation of any term or provision of this Agreement by the other party shall not operate nor be construed as a waiver of any subsequent breach or violation of any provision of this Agreement nor of any other right or remedy.

IN WITNESS WHEREOF, each of the parties has executed and delivered this Agreement as of the date first above written.

CARNIVAL CORPORATION

By:  /s/ Howard S. Frank

Howard S. Frank

Title:	Vice Chairman and Chief Operating Officer

/s/ Micky Arison

Micky Arison

EXHIBIT A

CARNIVAL CORPORATION

EXECUTIVE RESTRICTED STOCK AGREEMENT

THIS AGREEMENT (the “Agreement”), is made effective as of _______, 20__ (hereinafter the “Grant Date”) between Carnival Corporation, a corporation organized under the laws of the Republic of Panama (the “Company”), and ________________ (the “Executive”), pursuant to the amended and restated Carnival Corporation 2002 Stock Plan (the “Plan”) and that certain Executive Long-Term Compensation Agreement effective as of January 15, 2008 between the Company and Executive (the “LTCA”).

R E C I T A L S:

WHEREAS, the Company has adopted the amended and restated Carnival Corporation 2002 Stock Plan pursuant to which awards of restricted Shares may be granted; and

WHEREAS, the Company desires to grant Executive an award of restricted Shares pursuant to the terms of this Agreement, the LTCA and the Plan.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Grant of Restricted Stock.

Subject to the terms and conditions set forth in the Plan, the LTCA and in this Agreement, the Company hereby grants to Executive a Restricted Stock Award consisting of ____ Shares (the “Restricted Stock”). The Restricted Stock is subject to the restrictions described herein, including forfeiture under the circumstances described in Section 5 hereof (the “Restrictions”). The Restrictions shall lapse and the Restricted Stock shall become nonforfeitable in accordance with Section 3 and Section 5 hereof.

2.	Incorporation by Reference, Etc.

The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the LTCA and the Plan. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The terms of the LTCA shall control in the event of a conflict with the provisions of this Agreement or the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon Executive and his legal representative in respect of any questions arising under the Plan or this Agreement.

3.	Lapse of Restriction.

Except as otherwise provided in Section 5 hereof, and contingent upon Executive’s continued employment with the Company, the Restrictions with respect to the Restricted Stock shall lapse on the third anniversary of the Grant Date. Notwithstanding the foregoing, the Committee shall have the authority to remove the Restrictions on the Restricted Stock whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the Grant Date, such action is appropriate.

Any shares of Restricted Stock for which the Restrictions have lapsed or been removed shall be referred to hereunder as “released Restricted Stock.”

4.	Certificates.

Certificates evidencing the Restricted Stock shall be issued by the Company and shall be registered in Executive 's name on the stock transfer books of the Company promptly after the date hereof. Subject to Section 6 hereof, the certificates evidencing the Restricted Stock shall remain in the physical custody of Executive or Executive’s legal representative at all times prior to the date such Restricted Stock becomes released Restricted Stock.

5.	Effect of Termination of Employment.

Notwithstanding anything herein to the contrary, all unreleased Restricted Stock issued hereunder shall be forfeited upon the occurrence of any event set forth in Section 3 of Executive’s LTCA. In addition, in the event the Executive terminates by reason of death or Disability, the Restrictions on the Restricted Stock shall lapse on the date of Executive’s death or Disability and the Restricted Stock shall become Released Restricted Stock.

6.	Rights as a Shareholder.

Executive shall be the record owner of the Restricted Stock unless and until such shares are forfeited pursuant to Section 3 or 5 hereof, and as record owner shall be entitled to all rights of a common shareholder of the Company; provided that the Restricted Stock shall be subject to the limitations on transfer and encumbrance set forth in this Agreement. As soon as practicable following the lapse or removal of Restrictions on any Restricted Stock, Executive shall return the certificate representing such released Restricted Stock to the company and the Company shall deliver to Executive or Executive’s legal representative a replacement certificate for such released Restricted Stock with the restrictive legend removed. In the event the Restricted Stock is forfeited pursuant to Section 5 hereof, Executive shall immediately return the certificate evidencing such forfeited unreleased Restricted Stock to the Company and Executive's name shall be removed from the stock transfer books of the Company.

7.	Restrictive Legend.

All certificates representing Restricted Stock shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE CARNIVAL CORPORATION 2002 STOCK PLAN, AS AMENDED FROM TIME TO TIME,

AND A RESTRICTED STOCK AGREEMENT, DATED AS OF _______, BETWEEN CARNIVAL CORPORATION AND ___________. COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE AT THE OFFICES OF CARNIVAL CORPORATION.

8.	Transferability.

The Restricted Stock may not, at any time prior to becoming released Restricted Stock, be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Executive, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. Notwithstanding the foregoing, unreleased Restricted Stock may be transferred by the Executive, without consideration, to a Permitted Transferee in accordance with Section 9(h) of the Plan.

9.	Withholding; Section 83(b) Election.

Executive agrees to make appropriate arrangements with the Company for satisfaction of any applicable federal, state or local income tax withholding requirements or like requirements, including the payment to the Company upon the lapse or removal of Restrictions on any Restricted Stock (or such later or earlier date as may be applicable under Section 83 of the Code), or other settlement in respect of, the Restricted Stock of all such taxes and requirements and the Company shall be authorized to take such action as it deems necessary (including, without limitation, requiring the Executive to return the released Restricted Stock to the Company and/or withholding amounts from any compensation or other amount owing from the Company or its Affiliates to Executive) to satisfy all obligations for the payment of such taxes. Executive may make an election pursuant to Section 83(b) of the Code in respect of the Restricted Stock and, if he does so, he shall timely notify the Company of such election and send the Company a copy thereof. Executive shall be solely responsible for properly and timely completing and filing any such election.

10.	Miscellaneous.

(a)         Notices. Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed as follows:

If to Executive:	To the address specified in the Company’s records.
If to the Company to:	Carnival Corporation

3655 N.W. 87th Avenue

Miami, Florida 33178-2428

Attn.: General Counsel

(b)         No Right to Continued Employment. Nothing in the Plan or in this Agreement shall confer upon Executive any right to continue in the employ of the Company or shall interfere with or restrict in any way the right of the Company, which are hereby expressly reserved, to remove, terminate or discharge Executive at any time for any reason whatsoever, with or without, Cause.

(c)         Bound by Plan. By signing this Agreement, Executive acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(d)         Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and on Executive and the beneficiaries, executors, administrators, heirs and successors of Executive.

(e)         Invalid Provision. The invalidity or unenforceability of any particular provision hereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

(f)          Modifications. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(g)         Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

(h)         Governing Law. This Agreement and the rights of Executive hereunder shall be construed and determined in accordance with the laws of the State of Florida.

(i)          Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(j)          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

CARNIVAL CORPORATION

By:	_______________________________

ACCEPTED AND AGREED THIS _____

DAY OF _____________.

_____________________________

Executive

EXHIBIT B

ALTERNATIVE VESTING SCHEDULE I

1.	Vest as to 33% of the Restricted Stock Benefit on the first anniversary of the grant date thereof;

2.	Vest as to 66% of the Restricted Stock Benefit on the second anniversary of the grant date thereof; and

3.	Vest as to 100% of the Restricted Stock Benefit on the third anniversary of the grant date thereof.

EXHIBIT C

ALTERNATIVE VESTING SCHEDULE II

1.	Vested as to 0% of the Restricted Stock Benefit if termination occurs between the grant date and the first anniversary of the grant date thereof;

2.	Vested as to 33% of the Restricted Stock Benefit if termination occurs between the first and second anniversaries of the grant date thereof;

3.	Vested as to 66% of the Restricted Stock Benefit if termination occurs between the second and third anniversaries of the grant date thereof;

4.	Vested as to 100% of the Restricted Stock Benefit if termination occurs after the third anniversary of the grant date thereof.